EXHIBITS to ITEM 77Q

77Q(e) Investment Advisory Agreement for ABN AMRO/Veredus Select Growth Fund, dated December 31, 2001, was filed as part of the Trust's Post-Effective Amendment No. 42 to the Registration Statement filed on June 17, 2002 and is incorporated by reference to this filing.

Form of Sub-Investment Advisory Agreement for ABN AMRO Value Fund between ABN AMRO Asset Management (USA) LLC and MFS Institutional Advisors, Inc. was filed as part of Post-Effective Amendment No. 36 to the Registration Statement filed on December 28, 2001 and is incorporated by reference to this filing.

77Q(g) Agreement and Plan of Reorganization by and between ABN AMRO/Chicago Capital Small Cap Value Fund and ABN AMRO/TAMRO Small Cap Fund was filed electronically pursuant to Rule 497 under the Securities Act of 1933, as amended, on April 3, 2002 and is incorporated by reference into this filing.